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                                                                     Exhibit 4.1

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                                                    Issuer


                                       and

                              THE BANK OF NEW YORK,
                                            Trustee

                         -------------------------------


                          First Supplemental Indenture
                         Dated as of September 25, 1998


                         -------------------------------


                            Supplemental to Indenture
                           Dated as of March 18, 1998


                            8% Senior Notes due 2008






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                          FIRST SUPPLEMENTAL INDENTURE


         This FIRST SUPPLEMENTAL INDENTURE, dated as of September 25, 1998 is between ADVANCED LIGHTING TECHNOLOGIES, INC., an Ohio corporation (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation (the "Trustee").

                                    RECITALS


         The Company has issued $100,000,000 aggregate principal amount of its 8% Senior Notes due 2008 (the "Notes") pursuant to the Indenture dated as of March 18, 1998 (the "Indenture") between the Company and the Trustee.

         Section 9.01 of the Indenture provides, inter alia, that the Company, when authorized by a resolution of its Board of Directors, and the Trustee may amend or supplement the Indenture without notice to or the consent of any Holder either to cure any ambiguity, defect or inconsistency in the Indenture, provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors, adversely affect the interests of the Holders in any material respect, or to make any change that, in the good faith opinion of the Board of Directors as evidenced by a Board Resolution, does not materially and adversely affect the rights of any Holder. This First Supplemental Indenture is entered into pursuant to Section 9.01(1) and 9.01(5).

         The Company has duly authorized the execution and delivery of this First Supplemental Indenture, the conditions set forth in the Indenture for the execution and delivery of this First Supplement Indenture have been complied with and all things necessary to make this First Supplemental Indenture a valid amendment of, and supplement to, the Indenture have been done by the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, the Company agrees with the Trustee that the Indenture is supplemental and amended, solely to the extent and for the purposes expressed herein, for the equal and proportionate benefit of all Holders, as follows:



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                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.01. Unless the context otherwise requires, the terms defined in the Indenture shall, for all purposes of this First Supplemental Indenture, have the meanings therein defined.

         SECTION 1.02. Unless the context otherwise requires, the terms defined in this First Supplemental Indenture (including the preamble hereof) shall, for all purposes of the Indenture as supplemented and amended by this First Supplemental Indenture, have the meanings herein defined.

                                   ARTICLE II
                             AMENDMENT TO INDENTURE

         SECTION 2.01. Section 4.17 of the Indenture is amended in its entirety and shall read as follows:

         SECTION 4.17. COMPLIANCE CERTIFICATES. (a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal quarter (120 days after the end of the last fiscal quarter of each year), an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such fiscal quarter. In the case of the Officers' Certificate delivered within 120 days after the end of the Company's fiscal year, such certificate shall contain a certification from the principal executive officer, principal financial officer or principal accounting officer of the Company that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under this Indenture and that the Company has complied with all conditions and covenants under this Indenture. For purposes of this Section 4.17, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture. If any of the officers of the Company signing such certificate has knowledge of such a Default or Event of Default, the certificate shall describe any such Default or Event of Default and its status. The first certificate to be delivered pursuant to this Section 4.17(a) shall be for the first fiscal quarter beginning after the execution of this Indenture.

         (b) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, beginning with the fiscal year in which this Indenture was executed, a certificate signed by the Company's independent certified public accountants stating (i) that their audit examination has included a review of the terms of this Indenture and the Notes as they relate to accounting matters,
(ii) that they have read the most recent Officers' Certificate delivered to the Trustee pursuant to paragraph (a) of this Section 4.17 and (iii) whether, in connection with their audit examination, anything came to their attention that caused them to believe that the Company was not in compliance with any of the terms, covenants, provisions or conditions of Article Four

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and Section 5.01 of this Indenture as they pertain to accounting matters and, if any Default or Event of Default has come to their attention, specifying the nature and period of existence thereof; provided that such independent certified public accountants shall not be liable in respect of such statement by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of an audit examination conducted in accordance with generally accepted auditing standards in effect at the date of such examination.



                                   ARTICLE III
                                     NOTICES

         SECTION 3.01. The Company hereby designates the following as its address for notices pursuant to Section 10.02 of the Indenture, replacing the address set forth therein:

                         Advanced Lighting Technologies, Inc.
                         32000 Aurora Road
                         Solon, Ohio 44139
                         Telecopier No.: (440) 542-4325
                         Attention: Chief Financial Officer

                                   ARTICLE IV
                            MISCELLANEOUS PROVISIONS

         SECTION 4.01. Nothing in this First Supplemental Indenture, express or implied, is intended or shall be construed to confer upon, or to give to, any person or corporation, other than the parties hereto, their successors and assigns, and the Holders, any right, remedy or claim under or by reason of this First Supplemental Indenture or any provision hereof; and the provisions of this First Supplemental Indenture are for the exclusive benefit of the parties hereto, their successors and assigns, and the Holders.

         SECTION 4.02. This First Supplemental Indenture shall be governed by the laws of the State of New York excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

         In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any other provision required to be included in this First Supplemental Indenture or the Indenture by the Trust Indenture Act, such other provision which is so required to be included shall control.

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         SECTION 4.03. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

         SECTION 4.04. The descriptive headings of the several Articles of this First Supplemental Indenture are inserted for convenience only and shall not affect the construction hereof.

         SECTION 4.05. This First Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which when so executed and delivered shall be an original; but such counterparts shall together constitute but one and the same instrument.

         SECTION 4.06. The Company represents and warrants that it is duly authorized under all applicable laws to execute and deliver this First Supplemental Indenture and that all corporate action on its part required for the execution and delivery of this first Supplemental Indenture has been duly and effectively taken.

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         IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the day and year first above written.

                               ADVANCED LIGHTING TECHNOLOGIES, INC.




                               By: /s/ Louis S. Fisi
                                   ------------------------------------------
                               Title:  Executive Vice President and Secretary





                               THE BANK OF NEW YORK,
                                  as Trustee






                               By: /s/ Mary Jane Schmalzel
                                   -------------------------
                                       Mary Jane Schmalzel
                                       Title: Vice President


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